Exhibit 10.1

RELATIONSHIP AGREEMENT

This Relationship Agreement (the “Agreement”) dated as of January 31, 2008 (the “Effective Date”), is made by and between Upromise, Inc., a corporation having offices at 95 Wells Avenue, Suite 160, Newton, Massachusetts, 02459 (“Upromise”), and Rewards Network Establishment Services Inc., a corporation having offices at Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606 (“RN”) and replaces in its entirety the Prior Agreement (as defined below) effective as of the Effective Date. Upromise and RN are referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Upromise administers a service (the “Upromise Service”) solely for Upromise Members (as defined below) that enables such Upromise Members, among other things, to earn rebates or other cash awards (“Awards”) from Commerce Partners (as defined below) when they make qualified purchases with such Commerce Partners; and

WHEREAS, RN develops, markets and administers RN proprietary consumer loyalty rewards programs as well as co-branded and private label consumer loyalty rewards programs on behalf of RN Partners; and

WHEREAS, the Parties are currently parties to that certain Second Amended and Restated Agreement dated as of March 13, 2006, that certain Payment Card Industry Data Security Standard Compliance Agreement dated March 13, 2006, that certain letter agreement dated June 26, 2007 and that certain letter agreement dated December 5, 2007 (collectively, the “Prior Agreement”); and

WHEREAS, the Parties desire to replace the Prior Agreement in its entirety with this Agreement effective as of the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration for the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, RN and Upromise hereby agree as follows:

1. Definitions.

As used in this Agreement, the following terms (and all conjugations thereof) have the respective meanings set forth below. Certain other terms are defined elsewhere in this Agreement:

1.1 “Activity Request Reports” has the meaning set forth in Section 4.3 of this Agreement.

1.2 “Airline Only Restaurant” has the meaning set forth in Section 2.2(a)(i) of this Agreement.

1.3 “Administrative Fee” means the fee paid by RN to Upromise for each Qualified Purchase made by a Participating Member, which fee shall equal a percentage of the Qualified Purchase Amount of such Qualified Purchase. The actual percentage will vary depending on the

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type of Qualified Purchase that is made and, commencing on the Preferred Diner Launch Date, whether the Participating Member is a Standard Diner or Preferred Diner, as set forth on Exhibit E.

1.4 “Affiliate” means, with respect to either Party, any individual or entity that, by virtue of a majority ownership interest, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that Party.

1.5 “Approved Body” has the meaning set forth in Section 13.1 of this Agreement.

1.6 “Awards” has the meaning set forth in the Recitals to this Agreement.

1.7 “Base Hot Deals Purchase” means a Qualified Purchase that on the date of such purchase (a) is listed on the RN Dining Program Web Page as a “hot deal” (or such other name mutually agreed to by the Parties), and (b) has a Upromise Member Incentive, Administrative Fee and Marketing Fee equal to the percentage of the Qualified Purchase Amount of such Qualified Purchase set forth on Exhibit E.

1.8 “Base Purchase” means a Qualified Purchase that on the date of such purchase has a Upromise Member Incentive, Administrative Fee and Marketing Fee equal to the percentage of the Qualified Purchase Amount of such Qualified Purchase set forth on Exhibit E.

1.9 “Bonus Hot Deals Purchase” means a Qualified Purchase that on the date of such purchase (a) is listed on the RN Dining Program Web Page as a “hot deal” (or such other name mutually agreed to by the Parties), and (b) has a Upromise Member Incentive, Administrative Fee and Marketing Fee equal to the percentage of the Qualified Purchase Amount of such Qualified Purchase set forth on Exhibit E.

1.10 “Bonus Minimum” has the meaning set forth in Section 2.2(b)(iii) of this Agreement.

1.11 “Bonus Purchase” means a Qualified Purchase that on the date of such purchase has a Upromise Member Incentive, Administrative Fee and Marketing Fee equal to the percentage of the Qualified Purchase Amount of such Qualified Purchase set forth on Exhibit E.

1.12 “Click Through Requirement” means a Requirement that Upromise Members express an intent, through the Upromise Website, to dine at a Participating RN Restaurant prior to dining there.

1.13 “Commerce Partner” means any manufacturer, retailer, restaurateur, service company, financial institution or other business that enters into an agreement with Upromise pursuant to which such business offers cash rebates or other cash awards to Upromise Members through the Upromise Service.

1.14 “Confidential Information” means, except as otherwise specifically provided in this Agreement, each Party’s (a) trade secrets under applicable law (including, without limitation, financial information, processes, formulae, specifications, programs, instructions, technical know-how, methods and procedures for operation, and benchmark test results); (b) any confidential or other proprietary information, whether of a technical, business or other nature, that is of value to the owner of such information and is treated as confidential (including, without limitation, information about employees, customers, marketing strategies, services, business or technical

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plans and proposals, in any form); (c) any other information identified by a Party as “Confidential Information”; (d) any other information relating to a Party that is or should be reasonably understood to be confidential or proprietary; and (e) the terms of this Agreement.

1.15 “Dining Confirmation Emails” has the meaning set forth in Section 3.1(c)(ii) of this Agreement.

1.16 “Disputes” has the meaning set forth in Section 13 of this Agreement.

1.17 “Effective Date” has the meaning set forth in the preamble.

1.18 “Eligible RN Restaurant” means an RN Restaurant with locations in the United States or Canada that is not a Prohibited Restaurant Chain, an Inappropriate Restaurant, or an Airline Only Restaurant.

1.19 “Emergency Modification” has the meaning set forth in Section 2.2(c)(vii) of this Agreement.

1.20 “Enhancements” has the meaning set forth in Section 2.2(c)(ii) of this Agreement.

1.21 “Enrollment Request Report” has the meaning set forth in Section 4.2 of this Agreement.

1.22 “Enrollment Response Report” has the meaning set forth in Section 4.2 of this Agreement.

1.23 “GLB Requirements” has the meaning set forth in Section 6.5 of this Agreement.

1.24 “Inappropriate Restaurant” has the meaning set forth in Section 2.2(a)(iii) of this Agreement.

1.25 “Information Security Requirements” has the meaning set forth in Section 6.5(b) of this Agreement.

1.26 “Initial Term” has the meaning set forth in Section 11.1 of this Agreement

1.27 “Intellectual Property Rights” means any patent, copyright, trademark, trade secret, trade dress, mask work, moral right, right of attribution or integrity or other intellectual or industrial property rights or proprietary rights arising under the laws of any jurisdiction (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof and all rights in any registrations and renewals).

1.28 “Loyalty Program” means the portion of the Upromise Service in which Upromise Members may earn Awards from Commerce Partners when they purchase products and/or services from such Commerce Partners.

1.29 “Marketing Fee” means the fee to be paid by RN to fund the Parties’ promotion of the Upromise Dining Program by RN as described in Section 3.4, which fee shall equal a percentage of the Qualified Purchase Amount of each Qualified Purchase. The actual percentage will vary depending on the type of Qualified Purchase that is made, as set forth on Exhibit E.

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1.30 “Marks” means trade names, trademarks, service marks and other proprietary marks and copyrightable material.

1.31 “Member Adjustment” has the meaning set forth in Section 5 of this Agreement.

1.32 “Minimums” means the Monthly Minimum and the Bonus Minimum.

1.33 “Monthly Invoice” has the meaning set forth in Section 4.5 of this Agreement.

1.34 “Monthly Minimums” has the meaning set forth in Section 2.2(a)(ii) of this Agreement.

1.35 “New Restaurant Email” has the meaning set forth in Section 3.1(b) of this Agreement.

1.36 “Other Dining Partner” means a dining establishment (a) that offers Awards to Upromise Members through the Upromise Dining Program, (b) utilizes a registered credit or debit card as the device for tracking qualified purchases, (c) has nine or more locations, and (d) is not a Participating RN Restaurant.

1.37 “Participating RN Restaurant” means an RN Restaurant at which Participating Members may earn Upromise Member Incentives.

1.38 “Participating Member” means a Upromise Member who has successfully registered a Payment Card in the Upromise Service and has not subsequently opted out of receiving Member Incentives with respect to Qualified Purchases at Participating RN Restaurants via RN or Upromise. Commencing on the Preferred Diner Launch Date, all Participating Members will be either a Preferred Diner or a Standard Diner.

1.39 “Payment Card” shall mean a VISA, MasterCard, American Express or Discover credit card, charge card or debit card for an account in good standing that has been registered with the Upromise Service by a Participating Member and is not separately registered with any RN Rewards Program or any RN Partners Program.

1.40 “Payment Card Industry Data Security Standard Compliance Agreement” has the meaning set forth in Section 2.2(e) to this Agreement.

1.41 “Personal Information” has the meaning set forth in Section 6.1 of this Agreement.

1.42 “Preferred Diner” commencing on the Preferred Diner Launch Date, shall mean a Upromise Member who (a) is enrolled in the Upromise Dining Program by RN and has annually registered for Preferred Diner status via the Upromise Website (using the initial Preferred Diner registration date as the annual anniversary date), (b) has registered for Preferred Diner status via the Upromise Website, but does not have a valid Payment Card registered in the Upromise Dining Program, (c) is a Citi Upromise World Card cardholder, or (d) was a Citi Upromise World Card cardholder at some point during the prior twelve months.

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1.43 “Preferred Diner Launch Date” means March 1, 2008, unless a Party has failed to implement and launch by such date the technology necessary to track, communicate and provide a customized user experience with respect to, Preferred Diners and Standard Diners, in which case the “Preferred Diner Launch Date” will be the date that both the Parties agree to and actually implement and launch such technology.

1.44 “Preferred Diner Registration File” has the meaning set forth in Section 4.4 of this Agreement.

1.45 “Pricing” has the meaning set forth in Exhibit E of this Agreement.

1.46 “Prior Agreement” has the meaning set forth in the Recitals to this Agreement.

1.47 “Program Manager” has the meaning set forth in Section 3.3 of this Agreement.

1.48 “Prohibited Restaurant Chain” unless otherwise agreed to by the Parties in writing, means those restaurant chains set forth on Exhibit F.

1.49 “Purchase Price” means the total purchase price for all food and beverages charged to a Participating Member’s Payment Card, including taxes, tips and any service charges.

1.50 “Qualified Purchase” means any purchase by a Participating Member at a Participating RN Restaurant using a Payment Card that is in good standing with the financial institution that issued the Payment Card to the extent such purchase meets the Requirements (if any) for which a Participating Member may receive Upromise Member Incentives.

1.51 “Qualified Purchase Amount” means the total Purchase Price of a Qualified Purchase, reduced in accordance with any spending limit Requirement in effect.

1.52 “Qualified Restaurant” means, with respect to a given calendar month, a Participating RN Restaurant located in the United States that offered Upromise Member Incentives at least twelve (12) days during such calendar month.

1.53 “Quarterly Membership Reconciliation File” means the full Participating Member file released by Upromise to RN each calendar quarter (as defined in Section 4.15).

1.54 “Quarterly Preferred Diner Reconciliation File” has the meaning set forth in Section 4.15.

1.55 “Ratings” has the meaning set forth in Section 6.2 of this Agreement.

1.56 “Registration Process” has the meaning set forth in Section 2.7 of this Agreement.

1.57 “Renewal Term” has the meaning set forth in Section 11.1 of this Agreement.

1.58 “Requirements” means the requirements a Participating Member must satisfy in order to make a Qualified Purchase, which requirements may include, among other things, a restriction on availability to the first time such Participating Member dines at a Participating RN Restaurant in a calendar month, with a maximum, monthly, cumulative Purchase Price of at least $600 per Participating RN Restaurant, availability on certain days of the week, or other requirements.

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1.59 “Reviews” has the meaning set forth in Section 6.2 of this Agreement.

1.60 “RN Content” has the meaning set forth in Section 2.2(c)(vi) of this Agreement.

1.61 “RN Dining Program Web Pages” means the web pages developed, hosted and maintained by RN for purposes of the Upromise Dining Program by RN.

1.62 “RN Marketing Invoice” has the meaning set forth in Section 4.5 of this Agreement.

1.63 “RN Members” means those persons who subscribe to one of the RN Rewards Programs or to an RN Partners Program but specifically excludes Participating Members.

1.64 “RN Partners” means those entities (a) for which RN develops, markets and/or administers dining rewards programs on a co-branded or private label basis and/or (b) from which RN Members may earn rewards under an RN Rewards Program.

1.65 “RN Partners Programs” means the dining rewards programs RN develops, markets and/or administers for RN Partners. An RN Partners Program may be incorporated into, and/or a subset of, an RN Rewards Program.

1.66 “RN Program” means a RN Rewards Program in which RN Members accumulate, at their discretion and in exchange for dining at the restaurants participating in that program, such reward currencies that RN, at its sole discretion, includes in the program.

1.67 “RN Qualified Purchase Payments” means the Administrative Fees, the Upromise Member Incentives and the Marketing Fees paid by RN in accordance with the terms of this Agreement.

1.68 “RN Restaurant” means any eating or drinking establishment that participates in an RN Rewards Program and/or an RN Partners Program.

1.69 “RN Rewards Program” means the RN Programs and RN’s proprietary dining rewards program(s) developed and administered by RN and any successor or additional dining rewards programs developed by RN on behalf of itself and RN Partners.

1.70 “RN Site” means the Web site identified by the URL www.rewardsnetwork.com and any successors or replacements maintained by or for RN.

1.71 “RN Uptime Guarantee” has the meaning set forth in Exhibit A of this Agreement.

1.72 “Security Audit” has the meaning set forth in Section 6.6 of this Agreement.

1.73 “Security Incident” has the meaning set forth in Section 6.7 of this Agreement.

1.74 “Standard Diner” commencing on the Preferred Diner Launch Date, shall mean each Upromise Member who is not a Preferred Diner.

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1.75 “Survey Bonus Payment” has the meaning set forth in Exhibit E to this Agreement.

1.76 “Surveys” has the meaning set forth in Section 6.2 of this Agreement.

1.77 “Template Element Modification” has the meaning set forth in Section 2.2(c)(vi) of this Agreement.

1.78 “Template Layout Modification” has the meaning set forth in Section 2.2(c)(v) of this Agreement.

1.79 “Term” has the meaning set forth in Section 11.1 of this Agreement.

1.80 “Upromise Dining Templates” means any HTML, other software code or graphical elements provided by Upromise that establish a “look and feel” environment in which Upromise or RN may display content under the terms of this Agreement.

1.81 “Upromise Dining Program” means that portion of the Upromise Service that enables Upromise Members to earn rebates and other cash awards on purchases and transactions with restaurants that participate directly or indirectly in the Upromise Service, including the Upromise Dining Program by RN.

1.82 “Upromise Dining Program by RN” means that portion of the Upromise Dining Program administered by RN pursuant to this Agreement.

1.83 “Upromise Links” means any logos, advertisements or other content on the RN Site that hyperlink to web pages within the Upromise Site.

1.84 “Upromise Member” means a person or entity that has enrolled in the Upromise Service as determined in accordance with the terms and conditions of the Upromise Service (as they may be modified from time to time).

1.85 “Upromise Member Incentive” means the cash award paid by RN to Upromise on behalf of Participating Members who make Qualified Purchases, which award shall be equal to a percentage of the Qualified Purchase Amount of each Qualified Purchase. The actual percentage will vary depending on the type of Qualified Purchase that is made and, commencing on the Preferred Diner Launch Date, whether the Participating Member is a Standard Diner or a Preferred Diner, as set forth on Exhibit E.

1.86 “Upromise Release Date” means the date that Upromise affects a major upgrade in Upromise Site functionality (e.g., implements custom Commerce Partner integrations, introduces significant additional features (e.g., family and friends functionality), etc.).

1.87 “Upromise Service” has the meaning set forth in the Recitals to this Agreement.

1.88 “Upromise Site” means the Web site identified by the URL www.upromise.com and any successors or replacements thereof.

1.89 “Upromise Uptime Guarantee” has the meaning set forth in Exhibit A of this Agreement.

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2. Upromise Dining Program.

2.1 Upromise Rights and Obligations.

(a) Operating the Upromise Dining Program and the Upromise Service. During the Term, Upromise shall, subject to RN’s obligations set forth in this Agreement, establish, operate and maintain the Upromise Dining Program as part of the Upromise Service. Upromise may from time to time modify the Upromise Dining Program and/or the terms and conditions of the Upromise Service, in each case in its sole discretion; provided, that without RN’s consent no such modification or amendment shall affect RN’s rights or obligations under this Agreement or the amount of RN Qualified Purchase Payments generated by Qualified Purchases at Participating RN Restaurants.

(b) Prior to January 14, 2009, Upromise will not permit any Other Dining Partner to offer an Award and/or Administrative Fee, as applicable, equal to less than the Pricing as defined and set forth in Exhibit E.

2.2 RN Rights and Obligations.

(a) Participating RN Restaurants.

(i) General. RN shall provide Upromise with a national base of Participating RN Restaurants that is comparable in scope, quality, potential dining transactions, and overall member experience (including day-of-week availability) to the middle tier base offering for each of RN’s top three RN Partner Programs other than Upromise (presently Mileage Plus Holdings, Inc., American AAdvantage, Inc. and Delta Loyalty Management Services, Inc. ); provided, however, that all RN Restaurants that contract with RN to participate in an RN Rewards Program offered only to airline currency programs (“Airline Only Restaurants”) are excluded.

(ii) Additional Requirements. In addition, RN shall ensure that each calendar month: (A) an average of at least seventy percent (70%) of the RN Restaurants located in the United States (calculated in accordance with the terms set forth below) are Qualified Restaurants, and (B) there are an average of at least 7,000 Qualified Restaurant locations (collectively, the “Monthly Minimums”). Furthermore, without Upromise’s prior written consent, RN shall not permit (1) any Prohibited Restaurant Chains to be a Participating RN Restaurant, or (2) more than five percent (5%) of Qualified Restaurants to have a Click Through Requirement. For the purpose of calculating the seventy percent (70%) average monthly minimum, (A) Prohibited Restaurant Chains, and any other restaurants Upromise has elected to exclude (effective after the thirty (30) day notice period), shall be excluded from the denominator, (B) any RN Restaurant with a Click Through Requirement that is consented to by Upromise in excess of the 5% permitted above shall be excluded from both the numerator and the denominator; and (C) any Airline Only Restaurant shall be excluded from the denominator. For purposes of calculating the 7,000 Qualified Restaurant minimum, any Qualified Restaurant with a Click Through Requirement that is consented to by Upromise in excess of the 5% permitted above shall be excluded from the calculation.

(iii) Inappropriate Restaurants. RN shall endeavor to select as Participating RN Restaurants, RN Restaurants that will not reflect unfavorably on Upromise’s reputation and that are not inconsistent with Upromise’s values. Nevertheless, if RN has included as a Participating RN Restaurant an RN Restaurant that Upromise reasonably determines will reflect

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unfavorably on Upromise’s reputation or is inconsistent with Upromise’s values (an “Inappropriate Restaurant”), RN will remove such restaurant from the list of Participating RN Restaurants upon thirty (30) days’ prior written notice by Upromise; provided, however, that if (A) Upromise desires to classify a Participating RN Restaurant as an Inappropriate Restaurant based upon information contained in Surveys completed by Participating Members, and (B) RN reasonably believes that any such Participating RN Restaurant should not have been deemed an Inappropriate Restaurant, the Parties agree to negotiate in good faith to resolve the matter and the potential cumulative impact of such Inappropriate Restaurant exclusions on other commitments in this Agreement. If the Parties fail to amicably resolve the matter, then upon the election of either Party, the matter shall be sent for dispute resolution in accordance with Section 13 of the Agreement.

(iv) Reporting. Each week, RN shall provide Upromise with a data feed for each Participating RN Restaurant located in the United States containing (a) the name and address (including street number and name, city, state, and zip code) of the restaurant, and (b) by April 1, 2008 unless a later date is requested by Upromise, a new Participating RN Restaurant flag, if applicable, the average diner rating for such restaurant, and any other restaurant attribute mutually agreed upon between the Parties. Within forty-five (45) days following the end of each calendar quarter, RN shall provide Upromise with a report(s) summarizing, for each calendar month included during the prior quarter’s period, the count of Eligible RN Restaurants that were Qualified Restaurants during the applicable month, the total count of RN Restaurants, and the count of RN Restaurants that were not Eligible RN Restaurants during the applicable month. Within no more than one hundred eighty (180) days following its receipt of a summary report provided by RN, Upromise may request to receive the raw data used to comprise such report. In the event that Upromise requests the underlying raw data, RN would produce the details in no more than sixty (60) days following the request from Upromise.

(b) Qualified Purchase Types.

(i) General. RN will offer the following types of Qualified Purchases to all Participating Members, both before and after the Preferred Diner Launch Date: Base Purchases, Bonus Purchases, Base Hot Deals Purchases, Bonus Hot Deals Purchases and any other Qualified Purchase types as are mutually agreed to by the Parties. RN will pay a Upromise Member Incentive, an Administrative Fee and a Marketing Fee with respect to each Qualified Purchase unless otherwise agreed to by the Parties in writing. The Upromise Member Incentive, the Administrative Fee and the Marketing Fee paid by RN for each Qualified Purchase will depend on the type of Qualified Purchase that is made, as set forth on Exhibit E. Exhibit E also sets forth exceptions the Parties have agreed to with respect to the standard Member Incentive, Administrative Fee and Marketing Fee for certain Participating RN Restaurants.

(ii) Hot Deals. RN will make available and promote to Participating Members on the RN Dining Program Web Pages certain Base Hot Deals Purchases and Bonus Hot Deals Purchases from time to time as determined in RN’s sole discretion.

(iii) Bonus Purchases and Bonus Hot Deals Purchases. RN shall ensure that each day through the end of the Term, no less than fifteen percent (15%) of the Qualified Restaurants made available to Participating Members on such day will offer either Bonus Purchases or Bonus Hot Deals Purchases for all Participating Members at all times during such day (the “Bonus Minimum”).

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(c) RN Dining Program Web Pages.

(i) General. During the Term, RN will create and maintain the RN Dining Program Web Pages on RN’s servers. RN agrees that any and all of the RN Dining Program Web Pages which are accessible to Upromise Members through the Upromise Site or a Upromise email will incorporate a Upromise Dining Template as reasonably specified by Upromise and that all RN Content (as defined below) to be additionally incorporated into any such web pages shall not materially obscure, alter, or modify the relevant Upromise Dining Template for that web page. RN agrees to post the same types and quality of information and functionality regarding Participating RN Restaurants onto the RN Dining Program Web Pages as it posts on the RN Site; provided, however, that (a) the inclusion of such RN Content does not violate the contractual obligations or restrictions of any third-party agreements to which RN is a party, and (b) RN Content viewed by an authenticated Upromise Member shall contain the correct Upromise Member Incentive benefit level for such Member as determined by RN based, among other things, upon the Preferred Diner information provided to RN by Upromise for each Participating RN Restaurant and shall not contain any information regarding an RN Restaurant that is not participating in, or is otherwise inapplicable to, the Upromise Dining Program by RN, except as to those restaurants that may be designated as “Coming Soon”, and (c) RN will not be so obligated if the inclusion of such RN Content on the RN Dining Program Web Pages is functionally or design prohibitive, as reasonably agreed to by both Parties. Notwithstanding the foregoing, at Upromise’s request, RN will use good faith efforts to obtain a waiver of any contractual obligations or restrictions that prevent RN from including certain RN Content on the RN Dining Program Web Pages.

(ii) Features and Functionality. By March 1, 2008 (or such other date as the Parties mutually agree upon), RN will redesign the RN Dining Web Pages to incorporate the features and functionality available on the Midwest RN Partner Program as of the Effective Date. By the Preferred Diner Launch Date, RN will enable Upromise Members who are not Participating Members to access the RN Dining Program Web Pages. In addition to the foregoing, to the extent RN intends to offer functionality, features or other enhancements (collectively, “Enhancements”) to any other RN Partner Program, RN agrees to promptly notify Upromise of such Enhancements and, if reasonably requested by Upromise, to prioritize the incorporation of them into the Upromise Dining Program by RN ahead of RN’s top three RN Partner Programs other than Upromise.

(iii) Preferred Diner Requirements. Commencing on the Preferred Diner Launch Date, RN will display to Upromise Members who visit the RN Dining Program Web Pages the correct Upromise Member Incentive as determined by RN based, among other things, upon the Preferred Diner information provided to RN by Upromise. Furthermore, RN will use commercially reasonable efforts to customize by no later than June 30, 2008 other select content, agreed upon by both Parties, presented to Upromise Members visiting the RN Dining Web Pages based on whether they are Preferred Diners or Standard Diners (e.g., encourage registration of Standard Diners only). In connection with the foregoing, commencing no later than March 1, 2008 Upromise will use commercially reasonable efforts to indicate to RN whether a Upromise Member is a Preferred Diner or a Standard Diner each time the Member links to the RN Dining Web Pages from the Upromise Site or a Upromise email. RN will also make the necessary changes to its databases/web infrastructure to address the fact that Upromise Members may register to become Preferred Diners without registering a Payment Card (i.e., without being Participating Members). The Parties understand and agree that the Preferred Diner Launch Date cannot occur until Upromise makes the Preferred Diner information available to RN.

(iv) Upromise Dining Program Integration. As the Parties have previously discussed, Upromise intends to expand the Upromise Dining Program to include additional dining

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programs and/or restaurants not participating in the Upromise Dining Program by RN. In order to facilitate an integrated Upromise Dining Program, to the extent reasonably requested by Upromise and agreed to by RN, RN will allow Upromise to host features or functionality for the Upromise Dining Program by RN so that such features and functionality may be integrated into the Upromise Dining Program generally.

(v) Template Layout Modifications. Periodically, Upromise may desire to alter or modify the overall layout of the Upromise Dining Templates in such a way that would require RN to reload and integrate such changes onto the RN Dining Program Web Pages (each a “Template Layout Modification”). RN agrees to accept up to two (2) Template Layout Modifications and make the appropriate revisions to the RN Dining Program Web Pages in any given calendar year, at no additional cost to Upromise. RN agrees to use commercially reasonable good faith efforts to make such revisions after (a) assessing the extent of the Template Layout Modification request(s), (b) reviewing RN’s code push schedule, and (c) receipt from Upromise of detailed Template Layout Modification specifications. RN will not implement any changes requiring payment by Upromise unless Upromise consents in writing to such payments.

(vi) Template Element Modification. Periodically, Upromise may desire to modify, alter, or replace various discrete elements of the Upromise Dining Templates or the RN content included on the RN Dining Program Web Pages (the “RN Content”), including, but not limited to, logos, banners, and/or functionality such as site navigation (each a “Template Element Modification”). For purposes of this Agreement, to the extent any Template Element Modification requires reloading or integration, it shall be deemed a Template Layout Modification rather than a Template Element Modification and shall be governed by the terms of subparagraph (i) above. RN agrees to accept and effect up to twelve (12) such Template Element Modifications in any given calendar year, at no additional cost to Upromise. RN agrees to use commercially reasonable good faith efforts to effect such modifications as soon as possible, but in any event, such modifications shall be effected by no later than six (6) weeks after Upromise has provided RN with such specific and finalized Template Element Modifications. RN will not implement any changes requiring payment by Upromise unless Upromise consents in writing to such payments.

(vii) Emergency Modifications. It is foreseeable that a Party may run across unanticipated circumstances that would require the immediate modification or alteration of the RN Dining Program Web Pages (each an “Emergency Modification”). Because time will be of the essence in making appropriate revisions to the foregoing, each Party agrees to use commercially reasonable efforts to implement such Emergency Modifications promptly and within such timeframes and manner as the Parties hereto shall agree to on a case-by-case basis.

(d) Payment Card Removals. RN will provide to Upromise a daily file feed setting forth the following information with respect to each Upromise Member account closure that resulted when all Payment Cards associated with a Upromise Dining Program by RN membership account are removed from participation in the Upromise Dining Program by RN since the time of either the last Enrollment Request Report or the last processing of the Quarterly Membership Reconciliation File as a result of such Payment Card being registered in another RN Rewards Program: Payment Card number and Upromise Member export identification number associated with the Payment Card. The Parties will use commercially reasonable efforts to explore the feasibility of modifying the daily feed to include each Payment Card that was removed from the Upromise Dining Program by RN since the time of the last feed and the date the Payment Card was removed, regardless of whether such removal resulted in an account closure.

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2.3 Licenses/Ownership of Content. Upromise hereby grants RN a limited, non-exclusive, non-transferable, royalty-free, fully paid-up license to post and maintain the Upromise Dining Templates on the RN servers; provided, however, that the Upromise Dining Templates shall only be posted on the RN Dining Program Web Pages. In exchange for the foregoing license, RN hereby grants Upromise permission to link to the RN Dining Program Web Pages, including the RN Content contained therein. RN shall retain all right, title and interest to the RN Content posted on the RN Dining Program Web Pages.

2.4 Service Level Standards and Requirements. Each Party agrees to use commercially reasonable efforts to comply with the terms of the service level standards and requirements attached hereto as Exhibit A.

2.5 Technical Liaisons/Escalation Procedures. Each Party will assign one or more technical liaison(s) in its respective organization to respond to technical inquiries and issues (including website and service related issues) of the other Party relating to this Agreement. Each Party’s technical liaison(s) shall be knowledgeable about each Party’s participation in the Upromise Service and the Upromise Dining Program by RN, and shall promptly respond to and resolve inquiries from the other Party. Each Party’s initial technical liaison(s) are set forth on Exhibit B. Either Party may change its technical liaison(s) during the Term by providing the other Party with written notice of such change, but each Party shall exercise discretion in an effort to maintain continuity to such positions.

2.6 Management Meetings. The Parties agree that members of each Party’s senior management team, including without limitation the Chief Executive Officer or President of each Party, shall meet not less than semi-annually to discuss ongoing marketing commitments and opportunities for the Upromise Dining Program by RN.

2.7 Member Classification. The Parties agree to use commercially reasonable efforts to cause the Preferred Diner Launch Date to occur on March 1, 2008. Commencing on or before the Preferred Diner Launch Date, Upromise will host on the Upromise Website a registration process by which Upromise Members may, on an annual basis register for Preferred Diner status; it being understood and agreed that Citi Upromise World Card cardholders will be automatically registered for Preferred Diner status (the “Registration Process”). Upromise will provide registration information to RN in accordance with the terms set forth in Section 4.4. The Member Incentive, Administrative Fee, and Marketing Fee paid by RN will vary depending on the type of Qualified Purchase that is made and, commencing on the Preferred Diner Launch Date, whether the Participating Member is a Standard Diner or a Preferred Diner, as set forth in Exhibit E.

3. Promotion and Marketing.

3.1 Upromise Rights and Obligations.

(a) The first time Upromise uses the term “Upromise Dining” in any marketing or promotional materials specifically relating to the Upromise Dining Program by RN, as opposed to the Upromise Dining Program generally, including any page of the Upromise Site but excluding any webpage navigation bars and any email subject lines or direct mail subject lines, Upromise will either use the co-branded logo set forth on Exhibit C or use the phrase “Upromise Dining by Rewards Network”, unless alternative branding is agreed to by the Parties.

(b) The Parties will make good faith efforts to launch, by July 1, 2008, a monthly new restaurant email (“New Restaurant Email”). The New Restaurant Email shall contain new

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Participating RN Restaurants within a defined and mutually agreed upon proximity to a defined and agreed upon audience of Participating Members. The Parties shall meet and agree on the performance metrics of the New Restaurant Email to ensure that continued efforts to support it are an appropriate use of resources.

(c) In addition to the foregoing, and subject to subsection (d) below, each calendar year during the Term, Upromise will provide the following at its sole cost and expense:

(i) A minimum of six (6) dedicated Upromise Dining Program by RN emails to mutually agreed upon Participating Member and/or Upromise Member segments, which may include up to four (4) Participating RN Restaurant assignments (within a twenty (20) mile radius of each Participating Member’s profile address). Upromise shall test different messages, creative, and segmentation within these dedicated emails. Upromise agrees that no Other Dining Partner shall be given more dedicated emails each calendar year than RN;

(ii) Post-dine confirmation emails (“Dining Confirmation Emails”) to permissible Participating Members who have earned a Upromise Member Incentive. Upromise will use commercially reasonable efforts to cause the dining Confirmation Emails to be sent within fourteen (14) calendar days after Upromise receives and processes the applicable Activity Request Report from RN. Upromise will use commercially reasonable efforts to process Activity Reports within three (3) days of receipt. Upromise shall provide RN with a monthly report containing information by week of the number of Dining Confirmation Emails sent each week. Upromise shall update creative content in Dining Confirmation Emails on a quarterly basis (unless otherwise agreed to by both Parties);

(iii) A minimum of two (2) account summary emails that include Upromise Dining by RN. Upromise agrees that no Other Dining Partner shall be allocated more account summary emails each calendar year than RN;

(iv) A minimum of two (2) coalition emails that include Upromise Dining by RN. Upromise agrees that no Other Dining Partner shall be promoted more often in coalition emails than RN nor will any be promoted or more prominently featured than RN in any coalition email in which RN is promoted;

(v) Ongoing Upromise Dining by RN inclusion in the new Upromise Member stream emails. Upromise agrees that no Other Dining Partner shall be given more prominent inclusion in the new Upromise Member stream emails than RN;

(vi) Upromise Dining by RN will receive the most prominent placement on the “Restaurants” section of the “My Neighborhood” tab on the Upromise Site. Upromise shall ensure that the default tab to which “My Neighborhood” is directed to will be the “Restaurants” section;

(vii) Upromise shall include links to RN post-dine surveys in the “My Account” section of the Upromise Site for all Participating Members who have made a Qualified Purchase, such link to be live for a minimum of sixty (60) days after the Participating Member made the Qualified Purchase;

(viii) Upromise will use commercially reasonable efforts to integrate the Upromise Dining Preferred Diner registration process into the new Upromise Member activation flow, via a separate Upromise Dining by RN registration tab, by February 29, 2008;

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(ix) Upromise will promote the Upromise Dining Program by RN for a minimum of seven weeks per calendar year throughout the Agreement Term in either ad lobs or letter boxes on the Upromise Site, the actual placement to be at Upromise’s discretion. Upromise further agrees to support the testing of alternative creative as it relates to such placement on at least a quarterly basis;

(x) RN will have the opportunity in the 2009 calendar year to participate in a promotional opportunity comparable in scope and prominence to the 2008 Upromise Scholarship; provided, that such promotional opportunity does not require a payment by RN in excess of $25,000 (with 50% to be paid out of the Marketing Fees);

(xi) The Parties may, upon mutual written consent, distribute crayon/activity books using the Marketing Fees, to RN Participating Restaurants. Upromise agrees that no Other Dining Partner shall be permitted by Upromise to distribute promotional materials similar to the crayon/activity books; and

(xii) Upromise agrees to work in good faith with RN to develop not less than two (2) solo direct mail pieces for the Upromise Dining Program by RN each calendar year. The Parties will mutually agree upon the distribution frequency and audience criteria and scope. All such direct mail pieces will be funded out of the Marketing Fees fund.

(xiii) RN understands and agrees that during the Term Upromise may, from time-to-time, modify the Upromise Site content (including web pages and headings), Upromise Site navigation, and/or email or other marketing communication strategies. To the extent it does so, Upromise will not be in breach of this Agreement for failing to fulfill one or more of the obligations set forth in this Section 3.1(c) provided that RN receives substantially similar exposure as set forth above during the remainder of the Term as reasonably determined by both Parties.

(d) Upromise agrees to use commercially reasonable efforts to notify RN at least five (5) days before it features RN in any letterboxes and at least twenty (20) days before it distributes any emails or direct mail pieces that specifically promote the Upromise Dining Program by RN.

3.2 Participating Members. RN acknowledges that Participating Members are Upromise Members and, notwithstanding anything contained in this Agreement to the contrary, Upromise reserves the right to communicate with such Participating Members in the normal course of its business. Both Parties acknowledge that Participating Members are not RN Members and that RN may not initiate direct communication with such members, except to the extent specifically agreed to by Upromise in writing.

3.3 Liaisons. Each Party shall appoint and identify a senior-level program manager (“Program Manager”) who will coordinate activities relating to the Upromise Service. Each Party may change its Program Manager during the Term by notifying the other Party in writing.

3.4 Use of Marketing Fees. The Parties agree to use the Marketing Fees to promote the Upromise Dining Program by RN (including the individual restaurants participating therein) in certain mutually agreed upon marketing, advertising and promotional activities and materials, which may include, without limitation, direct or e-mail campaigns to Upromise Members, bonus Contribution promotions, Participating RN Restaurant marketing materials, inclusion in Upromise Member guides and/or other Commerce Partner coalition marketing pieces (e.g., “Back to School”, “Holiday Guide”, monthly/seasonal promotions), television campaigns,

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crayon/activity book production and distribution, and other mutually agreed upon promotions and materials. The Parties agree to meet on no less than a quarterly basis to determine and agree in writing upon the activities and materials that will qualify for these Marketing Fee funds. Allocation of marketing expenses among the Parties shall be “at cost” and shall not include soft costs such as overhead allocations or salaries and fringe benefits of Upromise or RN employees; provided, however, that the marketing expenses charged for Commerce Partner coalition marketing pieces shall be the same as that charged to other Commerce Partners for similar placement. At RN’s request, Upromise will provide to RN a monthly reconciliation report, within fourteen days following the end of the preceding calendar month, identifying all expenses debited from and credited to the Marketing Fund.

4. Administration and Processing of Payments; Accounting and Compliance; Reports; Financial Information.

4.1 RN Qualified Purchase Payments. RN will be obligated to make RN Qualified Purchase Payments with respect to each Qualified Purchase made during the Term. The amount of each RN Qualified Purchase Payment will equal a percentage of the Qualified Purchase Amount of each Qualified Purchase, and will vary depending on the type of Qualified Purchase that is made and, commencing on the Preferred Diner Launch date, whether the Participating Members is a Preferred Diner or a Standard Diner, as set forth on Exhibit E. This obligation will be independent of any obligation a Participating RN Restaurant has with RN, including any obligation to make payments to RN or to continue to be an RN Restaurant. RN Qualified Purchase Payments shall be paid by RN in accordance with the provisions of this Section 4.

4.2 Enrollment Reports. Each business day, Upromise will send to RN an enrollment request (the “Enrollment Request Report”) that will contain the following information with respect to each Upromise Member who became a Participating Member since the last Enrollment Request Report: Upromise Member export identification number, full credit card number of Payment Card(s), Upromise Member zip code, and Citi Upromise World Payment Card identifier (if applicable). Upon receipt of the Enrollment Request Report, RN will send to Upromise an enrollment response report (the “Enrollment Response Report”) which will indicate (a) for each Payment Card included in the Enrollment Request Report whether it was accepted or rejected, and (b) each Participating Member who was unenrolled from the Upromise Dining Program by RN.

4.3 Tracking Qualified Purchases. RN, or its designee, shall be responsible for tracking Qualified Purchases and determining the associated RN Qualified Purchase Payments. To the extent a Qualified Purchase was made outside the United States, RN will calculate the RN Qualified Purchase Payments using the exchange rate in effect at the time the transaction is posted, and payment to Upromise shall be in U.S. dollars. In addition to the foregoing , RN shall provide Upromise with weekly transaction reports (“Activity Request Reports”) for each Qualified Purchase awarded during the prior week.

4.4 Preferred Diner Registration File. On a daily basis, Upromise will provide RN a file feed setting forth the following information with respect to Upromise Member who became a Preferred Diner, and each Upromise Member who ceased being a Preferred Diner, since the last daily file feed: export id and status flag (Preferred Diner or Standard Diner). Upon receipt of the Preferred Diner Registration File, RN will ensure accurate/appropriate RN Qualified Purchase Payment levels based upon Qualified Purchase parameters in accordance with Exhibit E.

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4.5 Invoices. Upromise will calculate the Upromise Member Incentives, Administrative Fees and Marketing Fees due based upon the information set forth in the Transaction Reports and on a monthly basis will provide RN an invoice (“Monthly Invoice”) setting forth the total amount of Upromise Member Incentives due, the total amount of Administrative Fees due and the total amount of Marketing Fees due for the period covered by such Monthly Invoice. The Monthly Invoice will also set forth, as a separate item, any amounts due to Upromise for Member Adjustments that are reimbursable to Upromise in accordance with the terms of Section 5, plus any amounts due as Administrative Fees with respect thereto. On a periodic basis, RN will invoice Upromise for any Marketing Fee funds due to RN pursuant to Section 3.4 (a “RN Marketing Invoice”).

4.6 Payment Schedule. Within thirty (30) days following delivery to RN of a Monthly Invoice, RN shall cause to be deposited in the account(s) designated by Upromise, or its designee, through electronic funds transfer of immediately available funds, an amount equal to the total Upromise Member Incentives owed, an additional amount equal to the total Upromise Administrative Fees owed and an additional amount equal to the total Member Adjustment payments due, if any, plus any amounts due as Administrative Fees with respect thereto. Within thirty (30) days following delivery to Upromise of an RN Marketing Invoice, Upromise shall cause to be deposited in the account designated by RN, through an electronic funds transfer of immediately available funds, an amount equal to the total Marketing Fee funds due. Any payments not received within the time period set forth herein will accrue interest at a rate of one percent (1%) per month, or the highest rate allowed by applicable law, whichever is lower. All payments made to either Party, or its designee, by the other Party shall be final and non-refundable.

4.7 Allocation Administrative Fees and Upromise Member Incentives. Upromise shall be responsible for properly allocating Administrative Fees and Upromise Member Incentives payments among Upromise and Participating Member accounts and posting Qualified Purchase transaction information to Participating Members’ account statements within thirty (30) days of payment by RN to Upromise. Upon delivery of Upromise Member Incentive payments to Upromise, RN will no longer have any responsibility, including but not limited to financial obligations, to Upromise Members regarding such funds.

4.8 Marketing Fees. Upromise will calculate the Marketing Fees due under this Agreement and on a monthly basis will provide RN an invoice setting forth the aggregate amount of Marketing Fees earned during the prior month. Within thirty (30) days after receipt of such invoice from Upromise, RN will pay to an account designated by Upromise, through an electronic funds transfer of immediately available funds, an amount equal to the total Marketing Fees earned. Upromise will distribute the Marketing Fees to Upromise or RN, as appropriate, pursuant to Section 3.4.

4.9 Restaurant Deficiency Fees. Each time RN fails to meet a Minimum, it shall pay to Upromise the applicable fee set forth on Exhibit D. Within thirty (30) days after the end of each calendar quarter, RN will notify Upromise as to whether it has failed to meet any of the Minimums during such calendar quarter. To the extent it has, the Parties will promptly calculate the applicable fee, and RN will pay such fee to Upromise, through an electronic funds transfer of immediately available funds, within thirty (30) days after the Parties agree that a fee is due (following the end of the quarter in which such fee was earned). Notwithstanding the foregoing, Upromise reserves the right to notify RN of its failure to meet a Minimum to the extent Upromise believes a Minimum has not been met. In the event Upromise provides such notice to RN, the Parties will work together to promptly determine whether any of the Minimums have not been met. The fees set forth in this Section shall be in addition to any other rights Upromise may have under this Agreement for RN’s breach of Sections 2.2(a) and/or 2.2(b)(iii) of the Agreement.

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4.10 Administrative Fee. RN’s Administrative Fee obligation is set forth on Exhibit E.

4.11 Survey Bonus. RN shall pay a Survey Bonus as set forth in Exhibit E.

4.12 Accounting and Compliance. During the Term and for three (3) years thereafter, each Party shall maintain true and complete books of account at its principal place of business containing an accurate record of all data necessary to confirm such Party’s compliance with its financial and other obligations under this Agreement including, in the case of RN, RN’s obligations under Section 2.2(a), and the other Party shall have the right, at its own expense, to examine such books at all reasonable times (but no more than once per calendar year) for the purpose of verifying compliance with the terms of this Agreement. Upon reasonable advance notice, such examination shall be made during normal business hours at the location of the Party whose records are being examined where such records are normally kept. The examining Party will have the right to copy or make abstracts from any and all relevant books and records of the other Party, and all such copies or extracts shall be considered Confidential Information. In the event any such examination shows that the Party being examined failed to make payments or fulfill financial obligations (including, but not limited to obligations associated with Pricing) and the aggregate amount of such shortfalls for the period under examination is 5% or more of the total payments and financial obligations for such period, such Party will pay all costs of such examination. In addition to the foregoing, upon request from either Party (but no more than twice per calendar year), the other will allow the requesting Party with reasonable access to its employees, accountants and counsel for the purpose of conducting, at the requesting Party’s expense, periodic reviews of the Party’s operations relating to the subject matter of this Agreement.

4.13 Other Reports. From time-to-time, each Party may request that the other Party provide it certain reports relating to this Agreement. The Parties will consider in good faith any such requests from the other Party and will use commercially reasonable efforts to accommodate reasonable requests for additional reports. To the extent a Party refuses to provide a report requested by the other Party, the other Party may escalate the request to a senior executive of such Party to consider in good faith.

4.14 Financial Information. Each Party shall have the right to meet with the other Party’s Chief Financial Officer or other senior executive on a semi-annual basis to discuss the other Party’s most recent and year to date income statements, balance sheets and cash flow statements.

4.15 Membership Reconciliation Process. The Parties agree to support a quarterly membership reconciliation process whereby the Parties shall exchange agreed upon fields and agreed upon records from the full database of membership records to ensure completeness and accuracy in the administration of Qualified Purchases. More specifically, on a quarterly basis Upromise will forward to RN a complete Participating Member file (“Quarterly Membership Reconciliation File”) containing the following information for each Participating Member: Participating Member’s export identification number, the full Payment Card number of all Payment Card(s) registered by the Participating Member, and the Participating Member’s zip code. Within ten (10) business days of receipt of the Quarterly Membership Reconciliation File, RN will send to Upromise a file reconciliation response report for the same quarter which will indicate each rejected Payment Card for the Upromise Dining Program by RN. Also on a

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quarterly basis, RN will forward to Upromise a complete Participating Member file (“Quarterly Preferred Diner Reconciliation File”) containing the following information for each Participating Member: Participating Member’s export identification number and registration flag (indicating Preferred Diner or Standard Diner status). Within ten (10) business days of receipt of the Quarterly Preferred Diner Reconciliation File, Upromise will send to RN a file reconciliation response report for the same quarter which will correct the status of any Payment Card inaccurately included in the File.

5. Customer Service and Member Adjustments. Upromise, or its designee, shall be responsible for responding to inquiries regarding the Upromise Dining Program and Upromise Member Incentives including, without limitation, whether a Upromise Member was entitled to, and did not receive, a Upromise Member Incentive and whether a Upromise Member Incentive has been improperly allocated within the Upromise Service; provided, however, that RN shall cooperate fully with and promptly respond to any reasonable Upromise request for assistance in connection with a Member inquiry regarding Upromise Member Incentives. Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that in the event a Upromise Member claims that he or she is entitled to, but did not receive, a Upromise Member Incentive, Upromise may, at its sole discretion, deposit into such Member’s Upromise account the amount claimed by the Member to be owed (a “Member Adjustment”) with or without researching such claim. Each month, RN will reimburse Upromise for all Member Adjustments paid by Upromise during the prior month as well as the corresponding Upromise Administrative Fee; provided, that the maximum amount that RN shall be required to reimburse to Upromise in a given month for Member Adjustments shall be one quarter of one percent (0.25%) of the amount of Upromise Member Incentives paid or owing by RN for such month (excluding Member Adjustments that Upromise verifies are due and owing to a Member based upon research conducted by Upromise or RN, which Member Adjustments shall be paid by RN and not counted toward the one quarter of one percent (0.25%) per month cap.

6. Upromise Member Information.

6.1 General. Except as expressly provided herein, RN shall have no rights and shall claim no rights in any data relating to Upromise Members, including Participating Members. Accordingly, RN shall not use, sell, transfer or disclose any data or other information relating to Upromise Members (including, without limitation, any credit card, enrollment, contact and transaction data or information) except as necessary to fulfill its obligations hereunder. In addition to the foregoing, RN shall take commercially reasonable steps to secure Upromise Member transaction data, and Upromise shall have the right to audit RN’s handling of such data. Whenever a Upromise Member who is logged into his or her Upromise account links to a RN Dining Program Webpage, Upromise will pass to RN the Upromise Member’s first name, complete postal address (including street number and address, city, state and zip code), export identification number, and when appropriate, email address on file with Upromise (collectively, the “Personal Information”). RN may use such Personal Information only for the purposes set forth in this Section. In addition, except as otherwise explicitly set forth in this Section, RN may not store in its database, weblogs or any other persistent storage any such Personal Information. Notwithstanding the foregoing, RN may store in its database each Upromise Member’s first name and zip code. Furthermore, RN may store the email address in its database if necessary to send a confirmation email to a Upromise Member who has (a) signed up for and fulfilled a Click Through Requirement or (b) registered for a promotion, in each case during the session in which the information is forwarded to RN. RN may use the first name only to personalize the Upromise Member’s experience on the RN Dining Program Web Pages and in email confirmations to Upromise Members who have fulfilled a Click Through Requirement or registered for a

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promotion. It may use, but not store, the postal address information provided by Upromise during the current web session but only to (i) customize the list of Participating RN Restaurants Upromise Members see on the RN Dining Program Web Pages, (ii) display on the RN Dining Program Web Pages relevant Participating RN Restaurant-specific bonus offers, and (iii) provide Participating RN Restaurant location directions on the RN Dining Program Web Pages to Upromise Members. RN may use the email address only to send confirmation and follow-up emails to Upromise Members who have fulfilled a Click Through Requirement or registered for a promotion; it being understood that Upromise shall have the right to review and approve all such types of email content and design before they are sent to Members. Upromise Members will have the opportunity to initiate “saved searches” on the RN Dining Program Web Pages by inputting address information on the RN Dining Program Web Pages. RN may store the postal addresses provided by Upromise Members for such purpose (including street number and address, city, state and zip code) provided that RN uses such address information solely to permit Upromise Members to initiate saved searches. RN shall not share Personal Information with any third parties. In addition, RN shall delete from its database all email addresses it stores in accordance with this Section by the end of the calendar month following the month in which the Click Through Requirement dine or the promotion dine, as applicable, occurred or was scheduled to occur.

6.2 Surveys. Notwithstanding Section 6.1, Upromise agrees to include a link to the RN Site in Participating RN Restaurant confirmation emails that a Participating Member may click on to complete a survey (each a “Survey”) to rate his/her experience at Participating RN Restaurants. Each Survey will include a ratings component containing closed-end questions (“Ratings”) and a review component containing open-ended questions (“Reviews”). RN may use the Ratings solely for reporting to Participating RN Restaurants aggregate information collected therefrom and for establishing a ratings component to the RN Site. RN may use the Reviews solely for reporting such Reviews to Participating RN Restaurants and for establishing a reviews component to the RN Site. The Parties understand and agree that in no event shall RN provide any Personal Information to Participating RN Restaurants or disclose Personal Information on the RN Site other than the Participating Member first name, first initial of last name, city and state. Upromise will have the right to review and approve the Survey questions and format and any modifications thereto, which approval will not be unreasonably withheld or delayed. RN shall provide to Upromise monthly statistics regarding the Survey, including the number of Participating Members who completed the Survey during the prior month and any other statistics reasonably requested by Upromise. In addition, RN shall provide to Upromise, within ninety (90) days after a written request from Upromise, copies of the underlying Surveys completed by Participating Members in a layout, format and medium determined by RN in its reasonable discretion. Upromise may use such data for internal business purposes and Upromise Member testimonials; provided, however, that with respect to testimonials RN must consent to each such usage, which consent shall not be unreasonably withheld. The Parties agree that prior to using such data for any other purpose, the Parties will reach written agreement regarding the parameters of such use.

6.3 Participating RN Restaurant Reporting. RN may share aggregate Participating Member information with Participating RN Restaurants related to correlations between (a) Participating Member activity and the Participating Member’s associated zip code (provided to RN by Upromise at the time the Participating Member registers a credit or debit card that is forwarded to RN) and/or block group assignment (as defined by the U.S Census Bureau), and (b) Participating Member activity on the RN Dining Program Web Pages and Qualified Purchases at Participating RN Restaurants, in each case in such a manner as to ensure that such Participating RN Restaurants cannot determine any Personal Information about any particular Participating

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Member. Upromise will use commercially reasonable efforts to send weekly files to RN indicating the number of impressions by RN Participating Merchant and the promotional channel Upromise leveraged to distribute such impressions. RN may share with Participating RN Restaurants, Participating RN Restaurant impression reporting that identifies for a Participating RN Restaurant the number of times such Participating RN Restaurant was included in email and/or web marketing conducted by Upromise. Upromise may also, upon reasonable request and within a reasonable amount of time, receive copies of the portions of such reports that pertain to the Upromise Dining program by RN. To facilitate the foregoing, on a monthly basis, Upromise will send to RN a file containing the Upromise Member export identification number and a block group assignment for all Upromise Members who became Participating Members since the last monthly file plus any Participating Members who have proactively changed their address on file with Upromise. During the period between the time a Upromise Member becomes a Participating Member and the time the monthly block group code is sent to RN, RN will use the Participating Member’s zip code for all mapping and reporting purposes.

6.4 Upromise Security Requirements; Security Questionnaire. RN shall comply, and shall cause all RN personnel to comply, with the provisions set forth in Exhibit G and any additional security requirements Upromise reasonably requests and generally requires from service providers who have access to Upromise Customer Information (“Upromise Security Requirements”). Notwithstanding the foregoing, to the extent implementation of any security requirements not currently set forth on Exhibit G would impose significant costs to RN (in terms of labor or out-of-pocket costs), as determined by RN, such requirements will not be deemed to be Upromise Security Requirements unless Upromise agrees to pay all of RN’s reasonable costs and expenses of compliance. If there are significant costs and expenses and Upromise is unwilling to waive the Upromise Security Requirements or pay for such costs and expenses, each Party shall have the right to terminate this Agreement without penalty. As requested by Upromise but not more than once per calendar year, RN shall complete Upromise’s Third Party Service Provider Information Security Questionnaire within thirty (30) days of receipt of the Questionnaire from Upromise or its affiliates.

6.5 Customer Information Handling Requirements. Each Party hereby agrees that it shall comply with all reuse, redisclosure and other customer information handling, processing, security, and protection requirements that are specifically required of a non-affiliated third-party processor or servicer (or subcontractor) under the Federal Trade Commission’s Privacy of Consumer Financial Information; Final Rule (16 CFR 313) implementing Title V of the Gramm-Leach-Bliley Act, Public Law 106-102 (the “GLB Requirements”) and other applicable federal and state consumer privacy laws, rules, and regulations. Without limiting the foregoing, RN agrees that:

(a) it is prohibited from disclosing or using any nonpublic personal information (as defined in the GLB Requirements) disclosed to it by Upromise (the “Upromise Customer Information”), except solely to carry out the purposes for which it was disclosed, including use under an exception contained in Section 313.14 or 313.15, as applicable, of the GLB Requirements in the ordinary course of business to carry out those purposes; and

(b) it has implemented and will maintain an information security program designed to meet the objectives of the Interagency Guidelines Establishing Information Security Standards; Final Rule (12 CFR Part 30, et al.) (the “Information Security Program Requirements”).

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In the event of any conflict between the provisions of this Section and the provisions of Section 10, the provisions of Section shall prevail.

6.6 Security Audits. During the Term and thereafter for as long as RN retains Upromise Customer Information, Upromise, its representatives and agents will be entitled to conduct audits of RN’s relevant operations, facilities, systems, to confirm that RN has complied with the Upromise Security Requirements and the Information Security Program Requirements (the “Security Audits”). Any Security Audit shall be scheduled and conducted after ten (10) business days’ advance written notice during normal business hours and shall not unreasonably interfere with RN’s business activities. In the event that any Security Audit results in the discovery of material security risks to Upromise Customer Information, RN shall (i) respond to Upromise in writing with RN’s plan to promptly take reasonable measures and corrective actions necessary to effectively eliminate the risk, and (ii) allow Upromise to review any system and transaction logs related thereto which pertain to Upromise’s information or data potentially compromised. RN shall have ten (10) business days to cure such security risk, unless the Parties mutually agree in writing to a longer period of time for such cure. Upromise’s right, and the right of its representatives and agents, to conduct Security Audits, and any exercise of such right, shall not in any way diminish or affect RN’s duties and liabilities under this Agreement.

6.7 RN Security Incidents. RN shall report to Upromise all known or suspected Security Incidents. “Security Incident” means any unauthorized action by a known or unknown person which, if attempted, threatened, or successfully completed, should reasonably be considered one of the following: an attack, penetration, disclosure of confidential customer or other sensitive information, misuse of system access, unauthorized access or intrusion (hacking), virus intrusion, or scan of RN’s systems or networks, all to the extent they affect the security, confidentiality or integrity of the Upromise Customer Information received, stored, processed, or maintained by RN. “Security Incident” shall also include any contact by a law enforcement agency with RN regarding any Upromise Customer Information. For purposes of this Section 6.6, “RN” shall include any of RN’s employees, agents, contractors or third parties (including, without limitation, any vendors or subcontractors used by RN for the provision of Services to Upromise) that have access (either authorized or unauthorized) to Upromise Customer Information. If a Security Incident occurs, RN shall immediately notify Upromise at telephone number (617) 454-6854, and provide the following information: nature and impact of the Security Incident; actions already taken by RN; RN’s assessment of immediate risk; and corrective measures to be taken, evaluation of alternatives, and next steps. Promptly thereafter, RN shall send an email to Upromise at security-alert@upromise.com to notify Upromise of the Security Incident and provide a contact Upromise may call to obtain additional information. RN shall continue providing (i) appropriate status reports to Upromise regarding the resolution of the Security Incident and prevention of future such Security Incidents, and (ii) cooperation, as reasonably requested by Upromise, in order to further investigate and resolve the Security Incident. Upromise may require that the Services provided by RN to Upromise be suspended, connectivity with RN be terminated, or that other appropriate action be taken pending such resolution.

6.8 Upromise Security Incidents. Upromise will promptly notify RN in the event a security breach of Upromise’s systems or networks has compromised, or is reasonably likely to have compromised, information Upromise provided to RN or information RN has provided to Upromise.

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7. Representations and Warranties. Each Party represents and warrants to the other that (a) it has the power and authority to enter into and perform its obligations under this Agreement, (b) in its performance of this Agreement, it will comply with all applicable laws, regulations, orders and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction, (c) its performance of its obligations under this Agreement will not violate any third-party rights, including any third-party Intellectual Property Rights. RN also represents and warrants that it abides by all applicable payment card industry standards (including without limitation the Payment Card Industry Data Security Standard requirements for cardholder data issued by MasterCard, VISA and/or Discover) as well as all applicable federal, state and local laws, regulations and other rules in storing and utilizing payment data, and Upromise also represents and warrants that it abides by all applicable payment card industry standards (including without limitation all applicable Payment Card Industry Data Security Standard requirements for cardholder data issued by MasterCard, VISA and/or Discover) as well as all applicable federal, state and local laws, regulations and other rules in storing and utilizing payment data. Without limiting the generality of the foregoing, each Party will pay, collect, and remit such taxes as may be imposed with respect to any compensation, royalties or transactions under this Agreement. Each Party represents and warrants that (a) its Site and all actions occurring thereon are in compliance with all applicable laws, and (b) it operates its Site in material compliance with its privacy policies and terms and conditions concerning its Site.

8. Indemnification.

8.1 RN’s Obligations. RN will defend and indemnify Upromise and its Affiliates (and their respective employees, officers, directors, stockholders and representatives) against any claim or action brought by a third party, to the extent arising from or relating to: (a) the operation of the RN Dining Program Web Pages or the RN Site, (b) RN’s, or a Participating RN Restaurant’s, sale and distribution of products and services to customers, (c) any negligent act, omission or misrepresentation by RN, its agents or employees, (d) any breach of its obligations under this Agreement (including, without limitation, any alleged breach of the representations and warranties contained in this Agreement), (e) the violation of third-party Intellectual Property Rights or proprietary rights by any content or other materials included in the RN Dining Program Web Pages or the RN Site, unless such content or materials were provided by Upromise, or (f) any content or materials provided by RN to Upromise.

8.2 Upromise’s Obligations. Upromise will defend and indemnify RN and its Affiliates (and their respective employees, officers, directors, and representatives) against any claim or action brought by a third-party, to the extent arising from or relating to: (a) the operation of the Upromise Site (excluding for these purposes the operation of the RN Dining Program Web Pages), (b) Upromise’s operation of the Upromise Service (excluding for these purposes the operation of the RN Dining Program Web Pages), (c) any negligent act, omission or misrepresentations by Upromise, its agents or employees, (d) any breach of its obligations under this Agreement (including, without limitation, any alleged breach of the warranties contained in this Agreement), (e) the violation of third-party Intellectual Property Rights or proprietary rights by any content or other materials included on the Upromise Site, unless such content or materials were provided by RN, or (f) any content or material provided by Upromise to RN.

8.3 Indemnification Procedures. In connection with any claim or action described in this Section, the Party to be indemnified: (a) will give the other Party prompt written notice of the claim, (b) will cooperate with the indemnifying Party (at the indemnifying Party’s expense) in connection with the defense and settlement of the claim, (c) will permit the indemnifying Party to control the defense and settlement of the claim, provided (i) that the indemnifying party diligently

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defends such claim and (ii) that the indemnifying party may not settle the claim without the prior written consent (which consent will not be unreasonably withheld or delayed) of the Party to be indemnified, and (d) may, at its expense, participate in the defense and settlement of the claim.

9. Intellectual Property Rights.

9.1 RN Use of Upromise Marks. RN understands and agrees that all RN marketing efforts which bear Upromise’s name or any Upromise Marks or which refer to the Upromise Service (including the Upromise Dining Program) are subject to review and approval by Upromise. Upromise agrees that it will review all such RN marketing materials in a timely fashion and shall notify RN in writing of the results of such review within five (5) business days of receipt of such materials. Upromise agrees that approval of the marketing materials shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that Upromise fails to provide such written notice within five (5) business days of receipt by Upromise, Upromise agrees that such failure shall constitute an approval by Upromise. Once Upromise approves any RN marketing materials, RN may reuse the RN marketing materials without need for further submission and approval, unless otherwise specifically stated in writing by Upromise at the time of the initial approval or thereafter.

9.2 Upromise Use of RN Marks. Except to the extent set forth below, Upromise understands and agrees that all Upromise marketing efforts which bear RN’s name or any RN Marks or which specifically promote the Upromise Dining Program by RN are subject to review and approval by RN. RN agrees that it will review all such Upromise marketing materials in a timely fashion and shall notify Upromise in writing of the results of such review within five (5) business days of receipt of such materials. RN agrees that approval of the marketing materials shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that RN fails to provide such written notice within five (5) business days of receipt by RN, RN agrees that such failure shall constitute an approval by RN. Once RN approves any Upromise marketing materials, Upromise may reuse the Upromise marketing materials without need for further submission and approval, unless otherwise specifically stated in writing by RN at the time of the initial approval or thereafter. In addition to the foregoing and notwithstanding anything in this Agreement to the contrary, RN agrees that Upromise may reuse previously approved copy that includes RN’s name or RN Marks or that specifically promotes the Upromise Dining Program by RN in other Upromise marketing and/or promotional materials on the Upromise Site and in Upromise Member emails and direct mail pieces without the need for further submission and approval. The Parties understand and agree that a promotion will not be deemed to “specifically promote” the Upromise Dining Program by RN to the extent it merely lists “restaurants”, including the number of restaurants, as a location at which Members may earn cash rebates or other cash awards. Upon termination of this Agreement, neither Party shall produce any new marketing materials that include the other Party’s name; provided, however, that the Parties may continue to use and distribute existing printed marketing materials that include the other Party’s name, any Upromise Mark or RN Marks or which specifically promote the Upromise Dining Program by RN until the inventory of such marketing materials is depleted.

9.3 Use Restrictions. Upromise and RN shall not use the other Party’s Marks in a manner that (a) disparages the other Party or its products or services, (b) portrays the other Party or its products or services in a false, competitively adverse or poor light; or (c) diminishes the value of the other Party’s Marks. If Upromise or RN is not complying with such use restrictions in the sole discretion of the other Party, Upromise or RN shall promptly comply with the other Party’s requests as to the use of the other Party’s Marks.

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9.4 Improper Uses. Except as contemplated by this Agreement, a Party shall not: (a) register any domain name which incorporates the other Party’s Marks, unless otherwise agreed to by that Party (and the Party seeking to register the domain name hereby agrees to transfer such domain name to the other Party if it breaches this provision); (b) register any of the other Party’s Marks or any trademarks or service marks that are confusingly similar to any of that Party’s Marks, unless otherwise agreed to by the Party that owns the Marks; (c) use the other Party’s name or Marks as part of its corporate name, (d) modify or alter the other Party’s Site in any way; or (e) make any representations, either express or implied, or create an appearance that a visitor to the other Party’s Site is visiting its site, without the other Party’s prior written approval.

10. Confidentiality.

10.1 Protection of Confidential Information. Neither Party will use, disclose or grant use of the other Party’s Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, the Party receiving such Confidential Information (the “receiving Party”) will obtain the prior agreement from any third party to whom disclosure of Confidential Information is to be made to hold in confidence and not make use of the Confidential Information of the other Party (the “disclosing Party”) for any purpose other than those permitted by this Agreement. RN understands and agrees that the fact that an individual is a Upromise Member shall be deemed to be Upromise’s Confidential Information and that notwithstanding any other provision of this Agreement, RN may not use that information for any purpose other than to carry out its obligations under this Agreement. Each Party agrees that the Confidential Information of the other Party will be held in confidence at least to the same extent and the same manner as each Party protects its own Confidential Information, but each Party agrees that in no event will less than reasonable care be used to protect the other Party’s Confidential Information. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

10.2 Exceptions. The obligations set forth in this Section do not apply if and to the extent the receiving Party establishes that: (a) the information disclosed to the receiving Party was already known to the receiving Party, without obligation to keep it confidential; (b) the receiving Party received the information in good faith from a third party lawfully in possession thereof without obligation to keep such information confidential; (c) the information was or becomes publicly known other than by a breach of this Agreement; (d) the information was independently developed by the receiving Party without use of the disclosing Party’s Confidential Information; or (e) the information is required to be disclosed by applicable statute or regulation, by judicial or administrative process or by any other governing authority with appropriate jurisdiction. In addition to the foregoing: (i) either Party may disclose Confidential Information to its employees, directors, attorneys, agents and/or contractors who need to know such information for the purposes of fulfilling their obligations for or on behalf of such Party; provided, however, that such persons agree to use such Confidential Information only to the extent required to fulfill their obligations to the receiving Party; (ii) either Party may disclose the terms of this Agreement to potential lenders, investors and acquirers in connection with their due diligence evaluations provided that any such entity to whom disclosure is to be made is subject to an agreement to hold such information in confidence and not make use of it for any purpose other than such evaluations; and (iii) Upromise may use transactional data that it receives from RN or its designee for purposes relating to the Upromise Service.

10.3 Equitable Relief. The receiving Party acknowledges and agrees that due to the unique nature of the disclosing Party’s Confidential Information, there can be no adequate

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remedy at law for any breach of its obligations hereunder, that any such breach may allow the receiving Party or third parties to unfairly compete with the disclosing Party, resulting in irreparable harm to the disclosing Party, and therefore, that upon any such breach or any threat thereof, the disclosing Party may be entitled to appropriate equitable relief, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

11. Term, Termination and Survival.

11.1 Term. The term of this Agreement shall commence on the Effective Date and continue until December 31, 2009, unless earlier terminated in accordance with Section 11.2 below (the “Initial Term”). Upon expiration of the Initial Term, this Agreement will automatically be renewed for additional one-year terms (each a “Renewal Term” and collectively with the Initial Term, the “Term”) unless one Party gives the other Party written notice at least one hundred and twenty (120) days prior to the scheduled expiration of such Initial Term or Renewal Term that it does not wish to renew this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, to the extent the scheduled expiration date of this Agreement is not a Upromise Release Date, Upromise may upon thirty (30) days prior written notice to RN terminate this Agreement prior to the expiration of the Term so as to coincide with a Upromise Release Date; provided, that the termination date shall not be more than ninety (90) days prior to the scheduled expiration date.

11.2 Termination. Either Party may terminate this Agreement in the event (a) the other Party materially breaches this Agreement which breach continues after sixty (60) days of written notice of said breach (which notice shall, in reasonable detail, specify the nature of the breach) by the non-defaulting Party to the defaulting Party, (b) the other Party becomes insolvent, makes an assignment for the benefit of creditors, or files a petition in bankruptcy, in which event this Agreement may terminate upon written notice or election to terminate, effective as of the date set forth in such notice, or (c) Upromise determines, in its sole discretion, to terminate the Loyalty Program in its entirety, in which event this Agreement will terminate upon ninety (90) days’ prior written notice of the terminating Party.

11.3 Member Notification. In connection with the expiration or any termination of this Agreement, the Parties agree to cooperate in good faith to ensure that any disruption or inconvenience to Upromise Members is kept to a minimum. In particular, the Parties agree that they will jointly agree on timing and content of any notices sent to Upromise Members. In the event that either Party terminates this Agreement because of a breach by the other Party, the breaching Party shall bear all costs of notifying Upromise Members of the termination of this Agreement. In all other instances, the Parties shall jointly bear the cost of notifying Upromise Members of termination of this Agreement.

11.4 Marketing Fees. Within thirty (30) days after the expiration or termination of this Agreement, each Party will pay to the other fifty percent (50%) of all accrued but unpaid Marketing Fees then in its possession.

11.5 Survival. Section 6 (“Upromise Member Information”), Section 7 (“Representations and Warranties”), 8 (“Indemnification”), 9 (“Intellectual Property Rights”), 10 (“Confidentiality”), 11.4 (“Marketing Fees”), 11.5 (“Survival”), 12 (“Limitations”), 13 (“Dispute Resolution”), 15 (“General Provisions”) and the last sentence of Section 9.2 shall survive the termination or expiration of this Agreement. In addition, the terms of any RN Qualified Purchase Payments that have been earned through a Qualified Purchase made prior to the expiration or termination of this Agreement shall survive the termination or expiration of this Agreement.

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12. Limitations.

12.1 NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES OR FOR LOST PROFITS OR LOSS OF DATA ARISING OUT OF THIS AGREEMENT (EXCEPT FOR LIABILITIES ARISING OUT OF A BREACH OF, SECTION 10 (CONFIDENTIALITY), WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF A PARTY HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

12.2 EACH PARTY’S (TOGETHER WITH ITS AFFILIATES’) ENTIRE LIABILITY ARISING FROM THIS AGREEMENT (EXCEPT FOR LIABILITIES ARISING OUT OF A BREACH OF SECTION 10 (CONFIDENTIALITY) OR EACH PARTY’S PAYMENT OBLIGATIONS THAT BECOME DUE AND PAYABLE HEREUNDER) WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, WILL NOT EXCEED TWO MILLION DOLLARS.

13. Dispute Resolution. The Parties shall follow the following dispute resolution processes in connection with all disputes, controversies or claims, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory, except as otherwise provided in this Section, arising out or relating to this Agreement or the breach or alleged breach hereof (collectively, “Disputes”).

13.1 The Parties will attempt to settle all Disputes through good faith negotiations. If those attempts fail to resolve the Dispute within forty-five (45) days of the date of initial demand for negotiation, then the Parties will attempt in good faith to settle the Dispute by mediation conducted in Boston, Massachusetts under the commercial mediation rules of the American Arbitration Association or JAMS/Endispute (the “Approved Body”). Each Party shall bear its own expenses; the Parties shall equally share the filing and other administrative fees of the Approved Body and the expenses of the mediator. The Parties shall be represented at the mediation by representatives having final settlement authority over the matter in dispute.

13.2 Any Dispute not finally resolved pursuant to this Section shall be determined and settled by arbitration in Boston, Massachusetts pursuant to the rules then in effect of the Approved Body chosen by the party submitting such Dispute, and each party hereby consents to the jurisdiction thereof. Any award rendered shall be final and conclusive upon the Parties and a judgment thereon may be entered in a court having competent jurisdiction. The party submitting such Dispute shall request the Approved Body to (a) appoint an arbitrator who is knowledgeable in commercial disputes and who will follow substantive rules of the law; (b) allow for the Parties to request discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed sixty (60) days; (c) require the testimony to be transcribed; and (d) require the award to be accompanied by findings of fact and a statement of reasons for the decision. The arbitrator shall not have the power to award damages in excess of the limitations set forth in Section 12.2 hereof, nor shall he or she have the power to award excluded under Section 12.1 hereof. All costs and expenses, including any attorney’s fees, of the Parties incurred in any Dispute shall be borne by the Party that is determined to be liable in respect of such Dispute; provided, however, that if complete liability is not assessed against any one Party, the Parties shall share the total costs in proportion to their respective amounts of liability as determined by the arbitrator. Except where clearly prevented by the area in Dispute, both Parties agree to continue performing their respective obligations under this Agreement while the Dispute is being resolved.

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13.3 Disputes relating to either infringement, unauthorized use or misuse of a Party’s Marks, or other intellectual property, a violation of which would cause that Party irreparable harm for which damages would be inadequate, shall be exempt from the dispute resolution processes described in this Section to the extent necessary to seek preliminary injunctive or other judicial relief in a court of competent jurisdiction.

14. General Provisions.

14.1 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, UPROMISE HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES REGARDING THE UPROMISE SERVICE (INCLUDING THE UPROMISE DINING SERVICE), THE UPROMISE SITE OR ANY PORTION THEREOF OR SERVICES RELATED THERETO, INCLUDING (WITHOUT LIMITATION) IMPLIED WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, UPROMISE DOES NOT WARRANT THAT THE UPROMISE SERVICE (INCLUDING THE UPROMISE DINING PROGRAM) OR THE UPROMISE SITE WILL BE UNINTERRUPTED OR ERROR-FREE AND DOES NOT WARRANT AGAINST FAILURE OF PERFORMANCE DUE TO FAILURE OF COMPUTER HARDWARE OR COMMUNICATION SYSTEMS.

14.2 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, RN HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES REGARDING THE RN SITE OR ANY PORTION THEREOF OR SERVICES RELATED THERETO, INCLUDING (WITHOUT LIMITATION) IMPLIED WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, RN DOES NOT WARRANT THAT THE RN SERVICE (INCLUDING THE UPROMISE DINING PROGRAM BY RN) OR THE RN SITE WILL BE UNINTERRUPTED OR ERROR-FREE AND DOES NOT WARRANT AGAINST FAILURE OF PERFORMANCE DUE TO FAILURE OF COMPUTER HARDWARE OR COMMUNICATION SYSTEMS.

14.3 Upromise Site. Except as expressly provided in this Agreement, Upromise will remain solely responsible for the operation of the Upromise Site. RN acknowledges that (a) the Upromise Site may be subject to temporary shutdowns due to causes beyond Upromise’s reasonable control, and (b) subject to the specific terms of this Agreement, Upromise retains sole right and control over the programming, content, and conduct of transactions over the Upromise Site. To the extent there is a conflict between the terms of this Section and the terms of Exhibit A, the terms of Exhibit A shall govern.

14.4 Relationship. Neither Upromise nor RN will have any authority to bind the other by contract or otherwise to make representations as to the policies and procedures of the other, other than as specifically authorized by this Agreement. Upromise and RN acknowledge and agree that the relationship arising from this Agreement does not constitute or create a general agency, joint venture, partnership, employee relationship or franchise between them and that each is an independent contractor with respect to the services provided by it under this Agreement.

14.5 Notices. All written notices required by this Agreement must be delivered to the addresses set forth above by a means evidenced by a delivery receipt and will be effective upon receipt. Notwithstanding the foregoing, facsimile receipt shall not be deemed a delivery receipt for purposes of this Agreement. Notices to each Party shall be addressed to the attention of its General Counsel.

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14.6 Assignment. Neither Party may assign this Agreement, in whole or in part, without the other Party’s prior written consent (which will not be withheld unreasonably or delayed), except such consent shall not be required with respect to assignments to: (a) any Affiliate of the assigning Party; (b) any entity resulting from any merger, consolidation, or other reorganization involving the assigning Party, or (c) any individual or entity to which the assigning Party may transfer all or substantially all of its capital stock or assets related to the transactions contemplated by this Agreement; provided, that the assignee agrees in writing to be bound by all the terms and conditions of this Agreement. Subject to the foregoing, this Agreement will be binding on and enforceable by the Parties and their respective successors and permitted assigns.

14.7 Commercially Reasonable Delays; Force Majeure. Neither Upromise nor RN will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement (other than payment obligations) as a result of any causes or conditions that are beyond such Party’s reasonable control and that such Party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of the event.

14.8 Consents; Waiver. The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same unless the same is waived in writing. No waiver by a Party of any condition or breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver of any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

14.9 Entire Agreement. This Agreement together with the attached Exhibits, (a) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements regarding such subject matter, and (b) may be amended or modified only by a written instrument signed by a duly authorized agent of each Party.

14.10 Severability. If any provision of this Agreement is held to be invalid, such invalidity shall not effect the remaining provisions.

14.11 Choice of Law; Venue. This Agreement shall be interpreted and enforced in all respects in accordance with the laws of the Commonwealth of Massachusetts, without reference to its choice of law rules.

14.12 Counterparts. This Agreement shall be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

14.13 Recitals. The recitals set forth above are incorporated herein and are acknowledged by the Parties to be true and correct and are made a part hereof.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the Effective Date.

UPROMISE, INC.		REWARDS NETWORK ESTABLISHMENT SERVICES INC.

By:	/s/ Kelly Christiano	By:	/s/ Ronald L. Blake
Name:	Kelly Christiano	Name:	Ronald L. Blake
Title:	Senior Vice President, Partner Management	Title:	President and Chief Executive Officer

Corporate Address:		Corporate Address:

95 Wells Avenue, Suite 160,		Two North Riverside Plaza, Suite 950
Newton, Massachusetts, 02459		Chicago, Illinois 60606

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